Exhibit T3E(ii)

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF MARYLAND

(Baltimore Division)

)
In re:	)	Chapter 11
)
ADFITECH, INC.,[1]	)	Case No. 09 -17788 (DWK)
)
Debtor.	)
)

SECOND AMENDED CHAPTER 11 PLAN OF REORGANIZATION FOR ADFITECH, INC.

VENABLE LLP

Richard L. Wasserman

David E. Rice

750 East Pratt Street, Suite 900

Baltimore, Maryland 21202

(410) 244-7400

Counsel to ADFITECH, Inc.,

Debtor and Debtor-in-Possession

Dated: January 5, 2010

Baltimore, Maryland

[1]

This Chapter 11 case was jointly administered with the Chapter 11 cases of (i) TMST, Inc. f/k/a Thornburg Mortgage, Inc., (ii) TMST Acquisition Subsidiary, Inc. f/k/a Thornburg Acquisition Subsidiary, Inc., (iii) TMST Home Loans, Inc. f/k/a Thornburg Mortgage Home Loans, Inc., and (iv) TMST Hedging Strategies, Inc. f/k/a Thornburg Mortgage Hedging Strategies, Inc. under case no. 09-17787 until November 2, 2009, when the Bankruptcy Court entered an Order Severing Joint Administration with Respect to the Chapter 11 Case of ADFITECH, Inc. [Adfitech Docket No. 27].

	37. INDEMNITEE	5
	38. INDENTURE TRUSTEE FEES	5
	39. INSTRUMENT	5
	40. INSURANCE POLICIES	6
	41. INTEREST	6
	42. JUNIOR SUBORDINATED NOTES INDENTURE	6
	43. JUNIOR SUBORDINATED NOTES INDENTURE TRUSTEE	6
	44. LOCAL BANKRUPTCY RULES	6
	45. NEW SECURITIES	6
	46. NEW NOTE AGREEMENT	6
	47. NEW NOTES	6
	48. ORDER	6
	49. PERSON	6
	50. PETITION DATE	6
	51. PLAN	7
	52. PLAN CASH	7
	53. PLAN DISTRIBUTION	7
	54. PLAN SUPPLEMENT	7
	55. POST-PETITION TAX CLAIMS	7
	56. PRIORITY CLAIM	7
	57. PRIORITY TAX CLAIM	7
	58. PRO RATA	7
	59. REORGANIZED ADFITECH	7
	60. REORGANIZED ADFITECH’S BY-LAWS	7
	61. REORGANIZED ADFITECH’S CERTIFICATE OF INCORPORATION	7
	62. RETAINED ACTIONS	8
	63. SECURED CLAIM	8
	64. SECURITIES ACT	8
	65. SENIOR NOTES GUARANTEE CLAIMS	8
	66. SENIOR NOTES INDENTURE	8
	67. SENIOR NOTES INDENTURE TRUSTEE	8
	68. SENIOR SUBORDINATED NOTES INDENTURE	8
	69. SENIOR SUBORDINATED NOTES INDENTURE TRUSTEE	8
	70. SEVERANCE ORDER	9
	71. SUBORDINATED NOTES GUARANTEE CLAIMS	9
	72. TMST	9
	73. TMST DEBTOR CASES	9
	74. TMST DEBTORS	9
	75. TMSTAS	9
	76. TMSTHL	9
	77. TMSTHS	9
	78. TORT CLAIM	9
	79. UCC	9
	80. UNSECURED CLAIM	9
B.	Interpretation and Computation of Time	9

	1. Defined Terms	9
	2. Rules of Interpretation	9
	3. Time Periods	10

ARTICLE III. DESIGNATION OF CLASSES OF CLAIMS AND INTERESTS		10

ARTICLE IV. GENERAL PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS		11
A.	Claims Against TMST Debtors and Adfitech	11
B.	Unclassified Claims	12
	1. Administrative Claims	12
	a. General	12
	b. Payment of Statutory Fees	12
	2. Priority Tax Claims	12
	3. Bar Date for Administrative Claims	13
	a. General Provisions	13
	b. Professionals	13
	c. Ordinary Course Liabilities	13
	d. Tax Claims	13
C.	Identification of Classes of Claims and Interests Impaired and Not Impaired by this Plan	14
D.	Treatment of Claims Against Adfitech	14
	1. Class 1-Secured Claims	14
	2. Class 2-Employee Claims	14
	3. Class 3-Other Priority Claims	14
	4. Class 4-Administrative Convenience Claims	14
	5. Class 5-General Unsecured Claims	14
	6. Class 6-Senior Notes Guarantee Claims	14
	7. Class 7-Subordinated Notes Guarantee Claims	15
E.	Treatment of Interests in Adfitech	15
	1. Class 8-Interests in Adfitech	15
F.	Modification of Treatment of Claims	15
G.	Class 6 Distributions	15

ARTICLE V. PROCEDURES FOR TREATING DISPUTED CLAIMS UNDER PLAN OF REORGANIZATION		16
A.	Disputed Claims	16
	1. Process	16
	2. Tort Claims	16
B.	Objections to Claims and Interests	16
C.	No Distributions Pending Allowance	17
D.	Distributions on Account of Disputed Claims and Interests Once They are Allowed	17

ARTICLE VI. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		17
A.	Assumptions	17
B.	Cure of Defaults in Connection with Assumption	17
C.	Rejections	18
D.	Bar Date for Rejection Damages	18

ARTICLE VII. ACCEPTANCE OR REJECTION OF THE PLAN		18
A.	Voting Classes	18
B.	Presumed Acceptances of Plan	19
C.	Deemed Rejection of Plan	19
D.	Confirmability of Plan and Cramdown	19

ARTICLE VIII. MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN		19
A.	Corporate Action	19
	1. Directors and Management of Adfitech	19
	2. No Further Corporate Action	19
B.	Implementation	19
C.	Effectuating Documents and Actions	20
D.	Term of Injunctions or Stays	20
E.	No Interest; Disallowance of Penalties and Premiums	20
F.	Retiree Benefits	20
G.	Funding of the Plan	20
	1. Continued Corporate Existence	20
	2. Issuance of New Securities	21
	3. Issuance of New Notes	21
	4. Adfitech Bankruptcy Causes of Action	22
	5. Net Operating Losses	22
H.	Disbursement of Funds	22

ARTICLE IX. CONFIRMATION AND EFFECTIVE DATE CONDITIONS		22
A.	Conditions to Confirmation	22
B.	Conditions to Effective Date	23

ARTICLE X. EFFECTS OF PLAN CONFIRMATION		23
A.	Discharge of Adfitech and Injunction	23
B.	Limitation of Liability	24
C.	Releases	24
D.	Indemnification	25
E.	Vesting of Property	25
F.	Preservation of Causes of Action	26
G.	Bankruptcy Rule 9019	26
H.	Retention of Bankruptcy Court Jurisdiction	26
I.	Failure of Bankruptcy Court to Exercise Jurisdiction	28
J.	Creditors’ Committee	28

ARTICLE XI. MISCELLANEOUS PROVISIONS		28
A.	Final Order	28
B.	Modification of this Plan	29
C.	Revocation of this Plan	29
D.	Application of Section 1146(a) of the Bankruptcy Code	29
E.	Compliance with Tax Requirements	29
F.	Plan Supplement	30
G.	Successors and Assigns	30
H.	Saturday, Sunday or Legal Holiday	30
I.	Governing Law	30
J.	No Liability for Solicitation or Participation	30
K.	No Admissions or Waiver of Objections	31

v

ARTICLE I. INTRODUCTION

ADFITECH, Inc. (defined herein as “Adfitech”), the debtor and debtor in possession herein, hereby proposes this Second Amended Chapter 11 Plan of Reorganization (defined herein as this “Plan”) and requests confirmation of this Plan pursuant to section 1129 of title 11 of the United States Code (defined herein as the “Bankruptcy Code”). This Plan provides for the reorganization of Adfitech’s obligations, the resolution of the allowance of claims and equity interests, and the distribution to creditors in accordance with the priorities of the Bankruptcy Code.2

Under section 1125(b) of the Bankruptcy Code, a vote to accept or reject this Plan cannot be solicited from a Holder (defined herein) of a Claim (defined herein) until such time as the Disclosure Statement (defined herein) has been approved by the Bankruptcy Court and distributed to Holders of Claims entitled to vote on this Plan. ALL SUCH HOLDERS ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in Section XI.B. of this Plan, Adfitech expressly reserves the right to alter, amend or modify this Plan, one or more times, before its substantial consummation.

No materials, other than the Disclosure Statement and any exhibits and schedules attached thereto or referenced therein, have been approved by Adfitech for use in soliciting acceptances or rejections of this Plan.

ARTICLE II. DEFINITIONS, INTERPRETATION AND RULES OF

CONSTRUCTION AND COMPUTATION OF TIME

A.	Definitions.

In addition to such other terms as are defined in other sections of this Plan, the following terms (which appear in this Plan as capitalized terms) have the following meanings as used in this Plan:

1. “ADFITECH” means ADFITECH, Inc., a Nevada corporation and wholly-owned direct subsidiary of TMSTHL and wholly-owned indirect subsidiary of TMST.

2. “ADFITECH BANKRUPTCY CASE” means In re ADFITECH, Inc., Case No. 09-17788, filed on May 1, 2009 in the Bankruptcy Court.

[2]

The obligations of the TMST Debtors (defined herein), the resolution of the allowance of claims against and equity interests in the TMST Debtors, and distributions to the creditors of the TMST Debtors will be addressed separately in the bankruptcy cases of the TMST Debtors pending in the United States Bankruptcy Court for the District of Maryland under case no. 09-17787 (DWK).

3. “ADFITECH BANKRUPTCY CAUSES OF ACTION” means any and all actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to indemnification, rights to payment and claims, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or derivatively in law, equity or otherwise, that Adfitech may have under chapter 5 of the Bankruptcy Code, except for those that could be brought only by the TMST Debtors or those released pursuant an Order.

4. “ADFITECH ESTATE” means the estate created in the Adfitech Bankruptcy Case under Section 541 of the Bankruptcy Code.

5. “ADFITECH RELEASEES” shall have the meaning ascribed to such term in Section X.C. of this Plan.

6. “ADMINISTRATIVE CLAIM” means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and referred to in section 507(a)(1) of the Bankruptcy Code, including, without limitation, the actual and necessary costs and expenses incurred after the commencement of the Adfitech Bankruptcy Case of preserving the estate or operating the business of Adfitech (including wages, salaries and commissions for services), loans and advances to Adfitech made after the Petition Date, compensation for legal and other services and reimbursement of expenses awarded or allowed under section 330(a) or 331 of the Bankruptcy Code, and all fees and charges against the estate under section 1930 of title 28, United States Code.

7. “ADMINISTRATIVE CONVENIENCE CLAIM” means an Unsecured Claim in the amount of $15,000 or less (or a Claim larger than $15,000 that the Holder of such Claim agrees to reduce to $15,000) that is not a Priority Claim, a Priority Tax Claim, a Post-Petition Tax Claim, a Guarantee Claim, an Employee Claim or an Administrative Claim.

8. “ALLOWED CLAIM” or “ALLOWED INTEREST” means a Claim or any portion thereof, or an Interest or any portion thereof, against Adfitech:

a. to the extent that a proof of such Claim or Interest was timely filed and served upon Adfitech and no objection to the Claim or Interest, or motion to estimate the Claim or Interest for purposes of allowance (as used hereinafter, the word “objection” shall include a motion to estimate for purposes of allowance), is filed within the time fixed by the Bankruptcy Court for such objections; or

b. to the extent that a proof of such Claim or Interest is deemed filed under applicable law including, but not limited to, any Claim or Interest listed on Adfitech’s schedules, not scheduled as contingent, unliquidated or disputed, and not superseded by a timely-filed proof of Claim or Interest, and for which no objection to the Claim or Interest is filed within the time fixed by the Bankruptcy Court for such objections; or

c. that is allowed by a Final Order of the Bankruptcy Court; or

d. that is allowed pursuant to this Plan; or

e. to the extent that a proof of such Claim or Interest is allowed pursuant to the following sentence of this definition.

If an objection to a proof of Claim or Interest is filed within the time fixed by the Bankruptcy Court, the Claim or Interest shall be Allowed to the extent of:

a. any amount of such Claim or Interest to which no objection was filed; and

b. any amount otherwise authorized by Final Order or this Plan.

9. “ALLOWED CLASS ... CLAIM” or “ALLOWED CLASS . . . INTEREST” means an Allowed Claim or Allowed Interest in the particular Class described.

10. “BANKRUPTCY CODE” means title 11 of the United States Code, as now in effect or hereafter amended if such amendments are made applicable to the Adfitech Bankruptcy Case.

11. “BANKRUPTCY COURT” means the United States Bankruptcy Court for the District of Maryland, at Baltimore, or such other court or adjunct thereof that exercises jurisdiction over the Adfitech Bankruptcy Case.

12. “BANKRUPTCY RULES” means the Federal Rules of Bankruptcy Procedure, as applicable from time to time in the Adfitech Bankruptcy Case.

13. “BUSINESS DAY” means any day other than a Saturday, a Sunday or a “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

14. “CASH” means lawful currency of the United States, a certified check, a cashier’s check or a wire transfer of immediately available funds from any source, or a check drawn on a domestic bank from Adfitech, or other Person making any distribution under this Plan.

15. “CAUSES OF ACTION” means any and all actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise.

16. “CLAIM” means a claim against Adfitech, whether or not asserted or allowed, as defined in section 101(5) of the Bankruptcy Code, including, without limitation, Administrative Claims.

17. “CLERK” means the Clerk of the Bankruptcy Court for the District of Maryland.

18. “CONFIRMATION” means the entry by the Bankruptcy Court of the Confirmation Order.

19. “CONFIRMATION DATE” means the date on which the Clerk enters the Confirmation Order on the Docket.

20. “CONFIRMATION HEARING” means the hearing on confirmation of this Plan.

21. “CONFIRMATION ORDER” means the Order of the Bankruptcy Court confirming this Plan under section 1129 of the Bankruptcy Code.

22. “CREDITORS’ COMMITTEE” means the Official Committee of Unsecured Creditors of TMST and the other Debtors, including Adfitech, appointed by the United States Trustee on May 7, 2009 [TMST Docket No. 59].

23. “DEBTORS” means TMST, Adfitech, TMSTAS, TMSTHL and TMSTHS, collectively and individually as appropriate from the context, as debtors.

24. “DISCLOSURE STATEMENT” means the disclosure statement pursuant to section 1125 of the Bankruptcy Code with respect to this Plan (and all exhibits and schedules attached thereto or referred to therein), as it may be amended or supplemented from time to time.

25. “DISPUTED CLAIM” means a Claim, to the extent such Claim is not an Allowed Claim or disallowed by a Final Order.

26. “DISTRIBUTION DATE” means a Business Day on which a distribution will be made pursuant to Section VIII.H. of this Plan.

27. “DOCKET” means the docket or dockets in the Adfitech Bankruptcy Case or the TMST Debtor Cases maintained by the Clerk.

28. “EFFECTIVE DATE” means the first Business Day that is not less than eleven (11) days after the Confirmation Date on which, as determined by Adfitech, (i) all conditions to the Effective Date set forth herein have been satisfied or waived by Adfitech, and (ii) no stay of the Confirmation Order is in effect.

29. “EMPLOYEE CLAIMS” means Claims arising under section 507(a)(4) of the Bankruptcy Code that are asserted by employees of Adfitech in connection with their employment, including, without limitation, Claims arising from or relating to salaries or wages, accrued paid vacation, health-related benefits, severance benefits, field management and executive/administrative management incentive plans and similar employee benefits.

30. “ESTATES” means the estates created under section 541 of the Bankruptcy Code with respect to the Debtors upon the filing of their bankruptcy cases.

31. “FILE” or “FILED” means filed with the Bankruptcy Court in the Adfitech Bankruptcy Case or the TMST Debtor Cases.

32. “FINAL ORDER” means an Order or judgment of the Bankruptcy Court, as entered on the Docket in the Adfitech Bankruptcy Case or the TMST Debtor Cases with respect to Adfitech, which has not been reversed, stayed, modified or amended, and as to which (a) the time to appeal, seek certiorari or request reargument or further review or rehearing has expired and no appeal, petition for certiorari or request for reargument or further review or rehearing has been timely filed, or (b) any appeal that has been or may be taken or any petition for certiorari or request for reargument or further review or rehearing that has been or may be filed has been resolved by the highest court to which the Order or judgment was appealed, from which certiorari was sought or to which the request was made and no further appeal or petition for certiorari has been or can be taken or granted.

33. “GUARANTEE CLAIM” means any Claim against Adfitech arising from or under any agreement of Adfitech guaranteeing the obligations of any of the TMST Debtors.

34. “HOLDER” means a Person who holds a Claim or Interest in such Person’s capacity as the holder of such Claim or Interest. Where the identity of the Holder of a Claim or Interest is set forth on a register or other record maintained by or at the direction of Adfitech, the Holder of such Claim or Interest shall be deemed to be the Holder as identified on such register or record unless Adfitech is otherwise notified in a writing authorized by such Holder.

35. “IMPAIRED” shall have the meaning ascribed to it in section 1124 of the Bankruptcy Code.

36. “INDEMNIFICATION RIGHTS” means any obligations or rights of Adfitech to indemnify or contribute to the losses, liabilities or expenses of an Indemnitee pursuant to Adfitech’s certificate of incorporation, bylaws or policy of providing employee indemnification, or applicable state law or specific agreement in respect of any claims, demands, suits, causes of action or proceedings against an Indemnitee based upon any act or omission related to an Indemnitee’s service with, for or on behalf of Adfitech.

37. “INDEMNITEE” means all present and former directors, officers, employees, agents, advisors or representatives of Adfitech who are entitled to assert Indemnification Rights.

38. “INDENTURE TRUSTEE FEES” means the reasonable fees and expenses of the Senior Notes Indenture Trustee, Senior Subordinated Notes Indenture Trustee and the Junior Subordinated Notes Indenture Trustee.

39. “INSTRUMENT” means any share of stock, security, promissory note or other “INSTRUMENT,” within the meaning of that term, as defined in Section 9-105(1)(i) of the UCC.

40. “INSURANCE POLICIES” means the insurance policies between TMST and Federal Insurance Company (a/k/a/ Chubb) for primary professional liability, XL Specialty Insurance Company for management liability, and U.S. Specialty Insurance Company for directors, officers and corporate liability.

41. “INTEREST” means the interest of any equity security Holder of Adfitech, whether or not asserted, as defined in section 101(17) of the Bankruptcy Code, including the common stock held by TMSTHL.

42. “JUNIOR SUBORDINATED NOTES INDENTURE” means that certain indenture dated September 28, 2005 and supplemented December 22, 2005 (as amended, modified, and supplemented from time to time) pursuant to which TMSTHL issued the Junior Subordinated Notes due 2036.

43. “JUNIOR SUBORDINATED NOTES INDENTURE TRUSTEE” means Wells Fargo Bank, N.A., in its capacity as indenture trustee under the Junior Subordinated Notes Indenture.

44. “LOCAL BANKRUPTCY RULES” means the Local Bankruptcy Rules of the United States Bankruptcy Court for the District of Maryland, as applicable from time to time.

45. “NEW SECURITIES” means that common stock, par value $.01 per share, of Reorganized Adfitech to be issued and distributed to Holders of Allowed Class 5 and 6 Claims in accordance with Section VIII.G.2. of this Plan.

46. “NEW NOTE AGREEMENT” means the secured first lien indenture to be entered into by Reorganized Adfitech in connection with the consummation of the Plan and effective on the Effective Date, in the principal amount of $23,000,000, with a ten-year term and an interest rate of 8% per annum, and with such other terms to be agreed upon by Adfitech and the Creditors’ Committee, which shall be substantially in the form contained in the Plan Supplement.

47. “NEW NOTES” means the senior secured notes issued pursuant to the New Note Agreement.

48. “ORDER” means an order or judgment of the Bankruptcy Court as entered on the Docket.

49. “PERSON” means any individual, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, association, joint stock company, joint venture, government or political subdivision, official committee appointed by the United States Trustee, unofficial committee of creditors or equity holders, or other “entity” (as defined in the Bankruptcy Code).

50. “PETITION DATE” means May 1, 2009, the date on which the Adfitech Bankruptcy Case and the TMST Debtor Cases were Filed.

51. “PLAN” means this second amended plan of reorganization for ADFITECH, Inc. and all exhibits and schedules hereto, as such may be further amended, modified or supplemented from time to time.

52. “PLAN CASH” means, to the extent Reorganized Adfitech has a cash balance on the Effective Date in excess of $5 million, an amount of cash equal to the lesser of (i) such excess and (ii) $2,500,000.

53. “PLAN DISTRIBUTION” means the New Securities, New Notes, and Plan Cash to be issued and distributed to Holders of Allowed Class 5 and 6 Claims in accordance with Section IV.D. of this Plan.

54. “PLAN SUPPLEMENT” means the document containing the forms of documents specified in Section XI.F. of this Plan.

55. “POST-PETITION TAX CLAIMS” means Administrative Claims and other Claims by a governmental unit for taxes (and for interest and/or penalties related to such taxes) for any tax year or period, to the extent such Claims accrue within the period from and including the Petition Date through and including the Effective Date.

56. “PRIORITY CLAIM” means an Allowed Claim entitled to priority under any of sections 507(a)(3) through 507(a)(7) or 507(a)(9) of the Bankruptcy Code, but excludes Employee Claims and Priority Tax Claims.

57. “PRIORITY TAX CLAIM” means an Allowed Claim entitled to priority under section 507(a)(8) of the Bankruptcy Code.

58. “PRO RATA” means proportionately so that, with respect to any Class or Classes, the ratio of (a) the amount of consideration distributed on account of a particular Allowed Claim to (b) the amount of such particular Allowed Claim, is the same as the ratio of (x) the amount of consideration distributed on account of all Allowed Claims of the Class or Classes in which the particular Allowed Claim is included to (y) the aggregate amount of all Allowed Claims of that Class or Classes Until a Disputed Claim is disallowed by a Final Order or otherwise resolved, it will be treated in all Pro Rata calculations at the lesser of the amount requested by the claimant and such amount as may be capped by the Bankruptcy Court upon motion requesting such a cap.

59. “REORGANIZED ADFITECH” means Adfitech as it will be reorganized as of the Effective Date in accordance with this Plan.

60. “REORGANIZED ADFITECH’S BY-LAWS” means the amended and restated by-laws of Reorganized Adfitech, which shall be in substantially the form contained in the Plan Supplement.

61. “REORGANIZED ADFITECH’S CERTIFICATE OF INCORPORATION” means the amended and restated certificate of incorporation of Reorganized Adfitech, which shall be in substantially the form contained in the Plan Supplement.

62. “RETAINED ACTIONS” means (a) all Causes of Action, including all claims, rights of action, suits and proceedings, whether in law or equity, whether known or unknown, which Adfitech may hold against any entity, including, without limitation, any Causes of Action brought prior to or after the Petition Date and actions against any persons for failure pay for products or services rendered by Adfitech, (b) all claims, Causes of Action, suits and proceedings relating to the enforcement of Adfitech’s intellectual property rights, including patents, copyrights and trademarks and (c) all claims or Causes of Action seeking the recovery of Adfitech’s or Reorganized Adfitech’s accounts receivable and other receivables or rights to payment created or arising in the ordinary course of Adfitech’s or Reorganized Adfitech’s businesses.

63. “SECURED CLAIM” means any Claim that is secured by a lien on property in which the Adfitech Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder’s interest in the Adfitech Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) or section 1111(b) of the Bankruptcy Code and any repurchase agreement Claim based upon the repurchase price thereunder but only to the extent of the value of the Claim Holder’s interest in the property that is the subject of the repurchase agreement.

64. “SECURITIES ACT” means the Securities Act of 1933, as now in effect or hereafter amended if such amendments are made applicable to the Adfitech Bankruptcy Case.

65. “SENIOR NOTES GUARANTEE CLAIMS” means any Claim against Adfitech arising from or under the Senior Notes Indenture guaranteeing the obligations of any of the TMST Debtors.

66. “SENIOR NOTES INDENTURE” means the Indenture, dated as of May 15, 2003 (as amended, modified, and supplemented by the First Supplemental Indenture, dated as of May 15, 2003, the Second Supplemental Indenture, dated as of March 31, 2008, and as otherwise amended, modified, and supplemented from time to time), by and among Thornburg Mortgage, Inc., the guarantors thereunder, and Deutsche Bank Trust Company Americas, as trustee, governing the 8% senior notes due May 15, 2013.

67. “SENIOR NOTES INDENTURE TRUSTEE” means Deutsche Bank Trust Company Americas, as indenture trustee under the Senior Notes Indenture.

68. “SENIOR SUBORDINATED NOTES INDENTURE” means the Indenture, dated as of March 31, 2008 (as amended, modified, and supplemented from time to time), by and among Thornburg Mortgage, Inc., the guarantors thereunder, and Wilmington Trust Company, as trustee, governing the senior subordinated notes due March 31, 2015.

69. “SENIOR SUBORDINATED NOTES INDENTURE TRUSTEE” means Wilmington Trust Company, as indenture trustee under the Senior Subordinated Notes Indenture.

70. “SEVERANCE ORDER” means the November 2, 2009 Order Severing Joint Administration with Respect to the Chapter 11 Case of ADFITECH, Inc. [Adfitech Docket No. 27] entered by the Bankruptcy Court in the Adfitech Bankruptcy Case.

71. “SUBORDINATED NOTES GUARANTEE CLAIMS” means any Claim against Adfitech arising from or under the Senior Subordinated Notes Indenture guaranteeing the obligations of any of the TMST Debtors.

72. “TMST” means TMST, Inc. f/k/a Thornburg Mortgage, Inc., a corporation organized under the laws of the State of Maryland.

73. “TMST DEBTOR CASES” means the Debtors’ cases under chapter 11 of the Bankruptcy Code prior to the entry of the Severance Order.

74. “TMST DEBTORS” means the Debtors, other than Adfitech.

75. “TMSTAS” means TMST Acquisition Subsidiary, Inc. f/k/a Thornburg Acquisition Subsidiary, Inc., a corporation organized under the laws of the State of Delaware.

76. “TMSTHL” means TMST Home Loans, Inc. f/k/a Thornburg Mortgage Home Loans, Inc., a corporation organized under the laws of the State of Delaware.

77. “TMSTHS” means TMST Hedging Strategies, Inc. f/k/a Thornburg Mortgage Hedging Strategies, Inc., a corporation organized under the laws of the State of Delaware.

78. “TORT CLAIM” means any Claim related to personal injury, property damage or loss, products liability or other similar Claims against Adfitech.

79. “UCC” means the Maryland Uniform Commercial Code, as in effect at any relevant time.

80. “UNSECURED CLAIM” means any Claim that is not a Secured Claim.

B.	Interpretation and Computation of Time.

1.	Defined Terms.

Any term used in this Plan that is not defined in this Plan, in Article II (Definitions) or elsewhere, but that is defined in the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, as the case may be.

2.	Rules of Interpretation.

For purposes of this Plan: (a) whenever it appears appropriate from the context, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) any reference in this Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; provided, however, that any change to such form, terms, or conditions which is material to a party to such document shall not be made without such party’s consent; (c) any reference in this Plan to an existing document or exhibit Filed or to be Filed means such document or exhibit, as it may have been or may be amended, modified or supplemented from time to time; (d) unless otherwise specified in a particular reference, all references in this Plan to paragraphs, sections, articles and exhibits are references to paragraphs, sections, articles and exhibits of or to this Plan; (e) the words “herein,” “hereof,” “hereto,” “hereunder” and others of similar import refer to this Plan in its entirety rather than to only a particular portion of this Plan; (f) captions and headings to articles and paragraphs are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretations of this Plan; and (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply.

3.	Time Periods.

In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

ARTICLE III. DESIGNATION OF CLASSES OF CLAIMS AND INTERESTS

The following is a designation of the Classes of Claims and Interests under this Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and are excluded from the following Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and is classified in another Class or Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Class or Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released or otherwise satisfied before the Effective Date; a Claim or Interest which is not an Allowed Claim or Allowed Interest is not in any Class. A Disputed Claim or Disputed Interest, to the extent that it subsequently becomes an Allowed Claim or Allowed Interest, shall be included in the Class for which it would have qualified had it not been disputed. Notwithstanding anything to the contrary contained in this Plan, no distribution shall be made on account of any Claim or Interest to the extent such Claim or Interest is not an Allowed Claim or an Allowed Interest. In addition, for purposes of the classification and treatment of Claims under this Plan, any transfers of Claims occurring after the Petition Date shall not impact the classification or treatment of Secured Claims as provided in this Plan or the status of an Unsecured Claim as of the Petition Date to continue to be treated under this Plan as an Unsecured Claim.

Class 1 – Secured Claims. Class 1 consists of all Allowed Secured Claims against Adfitech.

Class 2 – Employee Claims. Class 2 consists of all Allowed Claims arising under section 507(a)(4) of the Bankruptcy Code that are asserted by employees of Adfitech in connection with their employment, including, without limitation, Claims arising from or relating to salaries or wages, accrued paid vacation, health related benefits, severance benefits, field management and executive/administrative management incentive plans and similar employee benefits.

Class 3 – Other Priority Claims. Class 3 consists of all Allowed Claims asserted against Adfitech under section 507(a)(3) through section 507(a)(9) of the Bankruptcy Code other than Employee Claims and Priority Tax Claims.

Class 4 – Administrative Convenience Claims. Class 4 consists of all Allowed Administrative Convenience Claims.

Class 5 – General Unsecured Claims. Class 5 consists of all Allowed Unsecured Claims against Adfitech other than those in Classes 2, 3, 4, 6 and 7.

Class 6 – Senior Notes Guarantee Claims. Class 6 consists of all Allowed Claims against Adfitech of Holders of Senior Notes Guarantee Claims based on Adfitech’s guarantee of obligations of any of the TMST Debtors pursuant to the Senior Notes Indenture.

Class 7 – Subordinated Notes Guarantee Claims. Class 7 consists of all Allowed Claims against Adfitech of Holders of Subordinated Notes Guarantee Claims based on Adfitech’s guarantee of obligations of any of the TMST Debtors pursuant to the Senior Subordinated Notes Indenture.

Class 8 – Interests. Class 8 consists of all Interests in Adfitech including the common stock of Adfitech held by TMSTHL.

ARTICLE IV. GENERAL PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS

A.	Claims Against TMST Debtors and Adfitech.

Allowed Claims against Adfitech will be satisfied solely as provided in this Plan. A claim against both the TMST Debtors and Adfitech, to the extent allowed, will be treated as a separate claim against both the Estates of the TMST Debtors and the Estate of Adfitech for certain purposes (including, but not limited to, voting and distribution) and such claim will be administered and treated in the manner provided in this Plan and shall be without prejudice to any claim against the Estates of the TMST Debtors. No Holder of a claim against both the TMST Debtors and the Adfitech estate shall receive more than 100% of the allowed amount of such claim. To the extent that Adfitech is a guarantor of any debt of the TMST Debtors, payments or other distributions to Holders of any such Allowed Claim that are entitled to receive any payment or other distribution pursuant to this Plan shall be made by Adfitech Pro Rata with Allowed Class 5 Claims.

B.	Unclassified Claims.

1.	Administrative Claims.

a.	General.

Subject to certain additional requirements for professionals and certain other entities set forth below, Reorganized Adfitech shall pay to each Holder of an Allowed Administrative Claim, on account of its Administrative Claim and in full satisfaction thereof, Cash equal to the amount of such Allowed Administrative Claim on the later of the Effective Date or the day on which such Claim becomes an Allowed Claim, unless the Holder and Reorganized Adfitech shall have agreed to other treatment of such Claim, or an Order provides for other terms, in which case such Allowed Administrative Claim shall be paid in accordance with such agreement or Order, as applicable; provided, that if incurred in the ordinary course of business or otherwise assumed by Adfitech pursuant to this Plan (including Administrative Claims of governmental units for taxes), an Allowed Administrative Claim will be assumed on the Effective Date and paid, performed or settled by Reorganized Adfitech when due in accordance with the terms and conditions of the particular agreement(s) governing the obligation in the absence of the Adfitech Bankruptcy Case. Notwithstanding anything to the contrary herein, the Indenture Trustee Fees (post-Petition Date and pre-Effective Date) shall be Allowed Administrative Claims under the Plan.

b.	Payment of Statutory Fees.

All fees payable pursuant to 28 U.S.C. § 1930(a)(6) (U.S. Trustee Fees) shall be paid by Reorganized Adfitech when such fees are due and owing.

2.	Priority Tax Claims.

Unless otherwise agreed to by Adfitech and a Holder of a Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive, at the sole option of Reorganized Adfitech, (i) Cash equal to the unpaid portion of such Allowed Priority Tax Claim on the later of the Effective Date and the date on which such Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (ii) equal quarterly Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate to be determined by the Bankruptcy Court or otherwise agreed to by Reorganized Adfitech, and such Holder, over a period through the fifth anniversary of the Petition Date, or upon such other terms determined by the Bankruptcy Court to provide the Holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

3.	Bar Date for Administrative Claims.

a.	General Provisions.

Except as provided below for (i) non-tax liabilities incurred in the ordinary course of business by Adfitech and (ii) Post-Petition Tax Claims, requests for payment of Administrative Claims must be filed and served on counsel for Adfitech no later than sixty (60) days after the Effective Date, or such later date, if any, as the Bankruptcy Court shall order upon application made prior to the end of such 60-day period. Holders of Administrative Claims (including, without limitation, professionals requesting compensation or reimbursement of expenses and the Holders of any Claims for federal, state or local taxes) that are required to file a request for payment of such Claims and that do not file such requests by the applicable bar date shall be forever barred from asserting such Claims against Adfitech, or any of its assets or property.

b.	Professionals.

All professionals or other Persons requesting compensation or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b), 506(b) or 1103 of the Bankruptcy Code for services rendered on or before the Effective Date (including, without limitation, any compensation requested by any professional or any other Person for making a substantial contribution in the Adfitech Bankruptcy Case) shall file and serve on Adfitech and its counsel an application for final allowance of compensation and reimbursement of expenses no later than sixty (60) days after the Effective Date. Objections to applications of professionals or other Persons for compensation or reimbursement of expenses must be filed and served on Adfitech, counsel for Adfitech and the requesting professional or other Person not later than ninety (90) days after the Effective Date.

c.	Ordinary Course Liabilities.

Except as provided herein, Holders of Administrative Claims based on liabilities incurred in the ordinary course of Adfitech’s business (other than Claims of governmental units for taxes or Claims and/or penalties related to such taxes) shall not be required to file any request for payment of such Claims. Such Administrative Claims shall be assumed and paid by Adfitech, pursuant to the terms and conditions of the particular transactions giving rise to such Administrative Claims, without any further action by the Holders of such Claims. Any dispute with respect to ordinary course liabilities shall be submitted to the Bankruptcy Court for resolution unless resolved by agreement of the parties.

d.	Tax Claims.

All requests for payment of Post-Petition Tax Claims, for which no bar date has otherwise been previously established, must be filed on or before the later of (i) sixty (60) days following the Effective Date, and (ii) one hundred twenty (120) days following the filing of the tax return for such taxes for such tax year or period with the applicable governmental unit. Any Holder of any Post-Petition Tax Claim that is required to file a request for payment of such taxes and that does not file such a Claim by the applicable bar date shall be forever barred from asserting any such Post-Petition Tax Claim against Adfitech, or any of its assets or property, whether any such Post-Petition Tax Claim is deemed to arise prior to, on or subsequent to the Effective Date.

C.	Identification of Classes of Claims and Interests Impaired and Not Impaired by this Plan.

Classes 1, 2, 3 and 4 are not Impaired by this Plan. Classes 5, 6, 7 and 8 are Impaired Classes under this Plan.

D.	Treatment of Claims Against Adfitech.

Unless Adfitech (or Reorganized Adfitech) and a Holder of an Allowed Claim agree in writing to a different treatment of such Holder’s Allowed Claim, in full satisfaction and discharge of all of the Claims against or Interests in Adfitech, the Holders of the following Claims and Interests shall receive the following treatment:

1.	Class 1 – Secured Claims.

The Holders of Allowed Class 1 Claims shall, at the election of Adfitech, either (i) receive on the Effective Date Cash in the full amount of their Allowed Claim; (ii) retain their lien on the property of Adfitech securing their Allowed Secured Claim and continue to be paid in accordance with their applicable documents; or (iii) receive such other treatment as may be agreed to by Adfitech and the Holder, if any, of such Allowed Secured Claim.

2.	Class 2 – Employee Claims.

The Holders of Allowed Class 2 Claims shall receive Cash in the full amount of their Allowed Claim on the Effective Date of this Plan.

3.	Class 3 – Other Priority Claims.

The Holders of Allowed Class 3 Claims shall receive Cash in the full amount of their Allowed Claim on the Effective Date of this Plan.

4.	Class 4 – Administrative Convenience Claims.

The Holders of Allowed Class 4 Claims shall receive Cash in the full amount of their Allowed Claim on the Effective Date of this Plan.

5.	Class 5 – General Unsecured Claims.

The Holders of Allowed Class 5 Claims shall receive their Pro Rata share of the Plan Distribution as provided in section VIII.G. of this Plan.

6.	Class 6 – Senior Notes Guarantee Claims.

The Holders of Allowed Senior Notes Guarantee Claims shall receive their Pro Rata share of the Plan Distribution as provided in section VIII.G. of this Plan.

7.	Class 7 – Subordinated Notes Guarantee Claims.

The Holders of Class 7 Claims will not receive or retain any distribution or other property under this Plan; provided, however, that any and all rights, claims and defenses of the senior subordinated noteholders under the terms of the Senior Subordinated Notes Indenture are expressly reserved, including, without limitation, their rights, claims and defenses to seek the marshalling of assets with respect to distributions under any other chapter 11 plan filed in the TMST Debtors’ cases and to challenge the subordination provisions in their indenture.

E.	Treatment of Interests in Adfitech.

1.	Class 8 – Interests in Adfitech.

The Holders of Class 8 Interests will not receive or retain any distribution or other property under the Plan. Class 8 Interests will be deemed cancelled on the Effective Date.

F.	Modification of Treatment of Claims.

Adfitech reserves for itself the right to modify the treatment of any Allowed Claim or Interest in any manner adverse only to the Holder of such Claim or Interest at any time after the Effective Date upon the consent of the creditor or interest Holder whose Allowed Claim or Interest, as applicable, is being adversely affected.

G.	Class 6 Distributions.

All distributions on account of Allowed Class 6 Claims shall be paid to the Senior Notes Indenture Trustee, which shall be responsible for the distribution of such amounts to the holders of Allowed Class 6 Claims and, subject to the provisions of this subparagraph G, such funds shall be distributed Pro Rata based upon the books and records of the Senior Notes Indenture Trustee, pursuant to Bankruptcy Rule 3021.

On the close of business on the Confirmation Date, the transfer ledgers for the Senior Notes Guarantee Claims shall be closed, and there shall be no further changes in the record holders of any Senior Notes Guarantee Claims with respect to distributions under this Plan. Adfitech and the Senior Notes Indenture Trustee shall have no obligation to recognize any transfer of the Senior Notes Guarantee Claims occurring after the Confirmation Date. With respect to distributions under this Plan, Adfitech and the Senior Notes Indenture Trustee shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers of the Senior Notes Indenture Trustee as of the close of business on the Confirmation Date.

On the Effective Date, prior to making any distribution to holders of Allowed Class 6 Claims, the Senior Notes Indenture Trustee may satisfy or reserve for its actual and reasonably expected compensation and expense reimbursement claims from the funds and other property distributed to the Senior Notes Indenture Trustee under this Subparagraph G.

ARTICLE V. PROCEDURES FOR TREATING DISPUTED CLAIMS UNDER PLAN OF REORGANIZATION

A.	Disputed Claims.

1.	Process.

If Adfitech or Reorganized Adfitech disputes any Claim, such dispute shall be determined, resolved or adjudicated, as the case may be, under applicable law. Among other things, Adfitech or Reorganized Adfitech may elect, at its sole option, to object or seek estimation under section 502 of the Bankruptcy Code with respect to any proof of Claim filed by or on behalf of a Holder of a Claim or any proof of Interest filed by or on behalf of a Holder of an Interest.

2.	Tort Claims.

All Tort Claims are Disputed Claims. Any unliquidated Tort Claim that is not otherwise settled or resolved pursuant to this Article V above shall be determined and liquidated under applicable law in the Bankruptcy Court or the administrative or judicial tribunal in which it is pending on the Confirmation Date or, if no such action was pending on the Confirmation Date, in the Bankruptcy Court or any administrative or judicial tribunal of appropriate jurisdiction. The automatic stay arising pursuant to section 362 of the Bankruptcy Code shall be vacated as of the Effective Date as to all Tort Claims. Any Tort Claim determined and liquidated pursuant to a judgment obtained in accordance with this Section and applicable non-bankruptcy law that is no longer subject to appeal or other review and that is not paid by applicable insurance coverage shall be deemed to be an Allowed Claim in Class 4 or Class 5, as applicable, in such liquidated amount and satisfied in accordance with this Plan. Nothing contained in this Section shall constitute or be deemed a waiver of any claim, right or cause of action that Adfitech or Reorganized Adfitech may have against any Person in connection with or arising out of any Tort Claim, including, without limitation, any rights under section 157(b) of title 28 of the United States Code.

B.	Objections to Claims and Interests.

Except insofar as a Claim or Interest is allowed hereunder, Adfitech and Reorganized Adfitech shall be entitled and reserve the right to object to Claims and Interests. Unless otherwise provided in this Plan and except as otherwise ordered by the Bankruptcy Court, objections to any Claim or Interest, including, without limitation, Administrative Claims, shall be Filed and served upon the Holder of such Claim or Interest no later than ninety (90) days after the Effective Date, unless such period is extended by the Bankruptcy Court, which extension may be granted on an ex parte basis without notice or hearing. After the Confirmation Date, only Adfitech and Reorganized Adfitech shall have the authority to file, settle, compromise, withdraw or litigate to judgment objections to Claims and Interests. From and after the Confirmation Date, Reorganized Adfitech may settle or compromise any Disputed Claim or Disputed Interest in an amount or of a value of $15,000 or less, other than Claims or Interests of Insiders (as defined in the Bankruptcy Code), without approval of the Bankruptcy Court. Except as (i) specified otherwise herein, or (ii) ordered by the Bankruptcy Court, all Disputed Claims or

Disputed Interests shall be resolved by the Bankruptcy Court. The failure of Adfitech or Reorganized Adfitech to object to any Claim or Interest for voting purposes shall not be deemed to be a waiver of Adfitech’s or Reorganized Adfitech’s right to object to any Claim or Interest in whole or in part thereafter.

C.	No Distributions Pending Allowance.

Notwithstanding any other provisions of this Plan, no payments or distributions will be made on account of a Disputed Claim until such Claim becomes an Allowed Claim. If an interest-bearing reserve account is established for a Disputed Claim, interest accruing on such Claim after the establishment of such reserve account (if it is ultimately Allowed by Final Order or settlement between such Holder and Reorganized Adfitech) shall be limited to interest actually earned on the reserve account for such Claim.

D.	Distributions on Account of Disputed Claims and Interests Once They Are Allowed.

Reorganized Adfitech will make all distributions on account of any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter at the time of the next distribution to all creditors. Such distributions will be made pursuant to the provisions of this Plan governing the applicable Class. Holders of Disputed Claims that are ultimately allowed will also be entitled to receive, on the basis of the amount ultimately allowed, any interest payments, dividends or other payments made to the Class to which such Claim belongs, but held pending distribution.

ARTICLE VI. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumptions.

Except as otherwise provided herein, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, Reorganized Adfitech will assume each executory contract and unexpired lease entered into by Adfitech prior to the Petition Date that has not previously (a) expired or terminated pursuant to its own terms or (b) been assumed or rejected pursuant to section 365 of the Bankruptcy Code. The Confirmation Order will constitute an Order of the Bankruptcy Court approving the assumptions described in this Article VI, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. No Guarantee Claim, including but not limited to the Senior Notes Guarantee Claims and the Subordinated Notes Guarantee Claims, and no contract or agreement with respect to any Guarantee Claim, shall be assumed or otherwise treated as an executory contract for purposes of this Plan. All Claims relating to the Senior Notes Guarantee Claims shall be treated as Class 6 Claims under this Plan, and all Claims relating to the Subordinated Notes Guarantee Claims shall be treated as Class 7 Claims under this Plan.

B.	Cure of Defaults in Connection with Assumption.

Any monetary amounts by which each executory contract or unexpired lease to be assumed pursuant to this Plan is in default will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of Adfitech: (a) by payment of the default amount in Cash on the Effective Date or as soon as practicable thereafter; or (b) on such other terms as are agreed to by the parties to such executory contract or unexpired lease.

If there is a dispute regarding: (i) the amount of any cure payments; (ii) the ability of Adfitech to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption.

C.	Rejections.

Except as otherwise provided herein, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, Adfitech will reject each of the executory contracts and unexpired leases listed on a schedule to be filed prior to the Confirmation Hearing (the “Contract Rejection Schedule”); provided, however, that Adfitech reserves the right, at any time prior to the Effective Date, to amend such schedule to delete any executory contract or unexpired lease listed therein, thus providing for its assumption pursuant to Section VI.A and B above. Each contract and lease listed on the Contract Rejection Schedule will be rejected only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Listing a contract or lease on the Contract Rejection Schedule does not constitute an admission by Adfitech or Reorganized Adfitech that such contract or lease is an executory contract or unexpired lease or that Adfitech or Reorganized Adfitech has any liability thereunder. The Confirmation Order shall constitute an Order of the Bankruptcy Court approving such rejection pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

D.	Bar Date for Rejection Damages.

If the rejection of an executory contract or unexpired lease pursuant to the preceding Section VI.C. gives rise to a Claim by the other party or parties to such contract or lease, such Claim shall be forever barred and shall not be enforceable against Adfitech or its successors or properties unless (a) a stipulation with respect to the amount and nature of such Claim has been entered into by Adfitech and the Holder of such Claim in connection with the rejection of such executory contract or unexpired lease, or (b) a proof of Claim is filed and served on Adfitech and counsel for Adfitech, within thirty (30) days after the Effective Date or such earlier date as established by the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, all Allowed Claims arising from the rejection of executory contracts or unexpired leases shall be treated as Claims in Class 4.

ARTICLE VII. ACCEPTANCE OR REJECTION OF THE PLAN

A.	Voting Classes.

The Holders of Allowed Claims in Classes 5 and 6 are Impaired and shall be entitled to vote to accept or reject this Plan.

B.	Presumed Acceptances of Plan.

The Holders of Allowed Claims and Interests in Classes 1 through 4 are not Impaired under this Plan and, therefore, are conclusively presumed to accept this Plan.

C.	Deemed Rejection of Plan.

Because the Holders of Class 7 Claims and Class 8 Interests will not receive or retain any property under the Plan on account of such Interests, Class 7 Claims and Class 8 Interests will be deemed to have voted to reject the Plan.

D.	Confirmability of Plan and Cramdown.

To the extent that any Impaired Class votes to reject this Plan or is deemed to have rejected this Plan, Adfitech will request that the Bankruptcy Court confirm this Plan under the “cramdown” provisions of section 1129(b) of the Bankruptcy Code.

ARTICLE VIII. MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN

A.	Corporate Action.

1.	Directors and Management of Adfitech.

The names of the initial board of directors and management of Reorganized Adfitech will be presented to the Bankruptcy Court at or before the Confirmation Hearing. The initial board of directors of Reorganized Adfitech shall be selected by the Creditors’ Committee. The directors and management of Reorganized Adfitech may include members of Adfitech’s current board of directors and management.

2.	No Further Corporate Action.

Each of the matters provided for under this Plan involving the corporate structure of Adfitech or Reorganized Adfitech or corporate action to be taken by or required of Adfitech or Reorganized Adfitech (including, without limitation, approval of the issuance of the New Securities) shall, as of the Effective Date, be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without any requirement of further action by stockholders or directors of Adfitech or Reorganized Adfitech.

B.	Implementation.

Adfitech is hereby authorized and directed to take all necessary steps, and perform all necessary acts, to consummate the terms and conditions of this Plan on and after the Effective Date. On or before the Effective Date, Adfitech may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate or further evidence the terms and conditions of this Plan and the other agreements referred to herein or contemplated hereby. From and after the Effective Date, Adfitech or Reorganized Adfitech may

apply to the Bankruptcy Court for an Order directing any necessary party to execute or deliver, or to join in the execution or delivery, of any instrument required to effect a transfer of property required under this Plan, and to perform any other act, including the satisfaction of any lien, that is necessary for the consummation of this Plan, pursuant to section 1142(b) of the Bankruptcy Code, provided that such direction is in accordance with this Plan.

C.	Effectuating Documents and Actions.

Adfitech and Reorganized Adfitech and their respective appropriate officers, directors and employees are hereby authorized to execute and deliver such contracts, instruments, releases, and other agreements or documents and take such other actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan, the transactions provided for in this Plan and all other actions in connection herewith.

D.	Term of Injunctions or Stays.

Unless provided in the Confirmation Order or otherwise, all injunctions or stays imposed in the Adfitech Bankruptcy Case pursuant to sections 105 and 362 of the Bankruptcy Code or otherwise in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

E.	No Interest; Disallowance of Penalties and Premiums.

Except as expressly provided herein, no Holder of an Allowed Claim shall receive interest on the distribution to which such Holder is entitled hereunder, regardless of whether such distribution is made on the Effective Date or thereafter. Any and all Claims for or in the nature of penalties or premiums allegedly owing shall be disallowed including, but not limited to, prepayment penalties, penalty interest, make whole premiums or prepayment premiums.

F.	Retiree Benefits.

On and after the Effective Date, to the extent required by section 1129(a)(13) of the Bankruptcy Code, Reorganized Adfitech shall continue to pay all retiree benefits (if any), as the term “retiree benefits” is defined in section 1114(a) of the Bankruptcy Code, maintained or established by Adfitech prior to the Confirmation Date.

G.	Funding of the Plan.

1.	Continued Corporate Existence.

On the Effective Date, Reorganized Adfitech shall reincorporate as a Delaware corporation. In order to effectuate Reorganized Adfitech’s reincorporation as a Delaware corporation, Adfitech shall merge into a wholly-owned subsidiary of Adfitech that is incorporated in Delaware, with such subsidiary being the surviving corporation. Reorganized Adfitech shall continue to exist after the Effective Date as a separate corporate entity in accordance with the applicable non-bankruptcy laws in the applicable jurisdiction in which it is incorporated under Reorganized Adfitech’s Certificate of Incorporation and Reorganized Adfitech’s By-Laws, or other constituent documents, as such documents may be amended pursuant to this Plan. On the Effective Date, without any further corporate or other action, Reorganized Adfitech’s Certificate of Incorporation, Reorganized Adfitech’s By-Laws and other constituent documents of Reorganized Adfitech shall be amended as necessary to satisfy the provisions of this Plan and the Bankruptcy Code, including, without limitation, section 1123(a)(6) of the Bankruptcy Code.

2.	Issuance of New Securities.

On the Effective Date, Reorganized Adfitech will be deemed to have authorized and shall issue the New Securities in accordance with the terms of this Plan and the Confirmation Order. On the Distribution Date, Reorganized Adfitech will distribute to each Holder of an Allowed Class 5 or 6 Claim such Holder’s Pro Rata number of shares of the New Securities; however, no fractional shares of New Securities will be issued. Fractional shares of New Securities shall be rounded to the next greater or next lower number of shares in accordance with the following method: (a) fractions of one-half or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half shall be rounded to the next lower whole number. Pursuant to section 1145(a) of the Bankruptcy Code, neither section 5 of the Securities Act nor any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in, a security shall apply with respect to any security being offered, sold or transferred under this Plan in exchange for a Claim against the Debtor, including without limitation to the New Securities. The issuance of the New Securities under this Plan in exchange for a Claim against the Debtor will be exempt from registration under applicable securities laws.

The issuance and distribution of the New Securities shall be authorized upon Confirmation without the need for any further corporate action, under applicable law, regulation, Order, rule or otherwise. In accordance with section l146(a) of the Bankruptcy Code, the issuance, transfer or exchange of such a security, or the making or delivery of an instrument of transfer, under this Plan, including the granting or recording of any Lien (including a mortgage) on any property or otherwise pursuant to this Plan, may not be taxed under any law imposing a stamp tax or similar tax, including a mortgage recording tax.

3.	Issuance of New Notes.

On the Effective Date, Reorganized Adfitech will be deemed to have authorized and shall issue the New Notes in accordance with the terms of this Plan and the Confirmation Order. On the Distribution Date, Reorganized Adfitech will distribute to each Holder of an Allowed Class 5 or 6 Claim such Holder’s Pro Rata amount of the New Notes. Pursuant to section 1145(a) of the Bankruptcy Code, neither section 5 of the Securities Act nor any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in, a security shall apply with respect to any security being offered, sold or transferred under this Plan in exchange for a Claim against the Debtor, including without limitation to the New Notes. The issuance of the New Notes under this Plan in exchange for a Claim against the Debtor will be exempt from registration under applicable securities laws.

The issuance and distribution of the New Notes shall be authorized upon Confirmation without the need for any further corporate action, under applicable law, regulation, Order, rule or otherwise. In accordance with section l146(a) of the Bankruptcy Code, the issuance, transfer or exchange of such a security, or the making or delivery of an instrument of transfer, under this Plan, including the granting or recording of any Lien (including a mortgage) on any property or otherwise pursuant to this Plan, may not be taxed under any law imposing a stamp tax or similar tax, including a mortgage recording tax.

4.	Adfitech Bankruptcy Causes of Action.

The net proceeds realized from an Adfitech Bankruptcy Cause of Action, whether brought by Adfitech, or by the Creditors’ Committee, which shall be net of all fees and expenses payable to any professionals under contingent-fee arrangements in connection with the analysis or prosecution of such Cause of Action shall be used to pay the Allowed Claims against Adfitech in accordance with this Plan.

5.	Net Operating Losses.

Any “Net Operating Loss” as that term is used in title 26 of the United States Code held by Adfitech will be reserved and Reorganized Adfitech will attempt to monetize or otherwise make use of the losses.

H.	Disbursement of Funds.

Reorganized Adfitech or its duly appointed disbursing agent shall make all distributions of Cash, New Securities or other property required under this Plan, unless this Plan specifically provides otherwise. All Cash and other property held by Reorganized Adfitech for distribution under this Plan shall be held by them in trust for the exclusive benefit of the Holders of Allowed Claims, shall not be commingled with the general assets of Reorganized Adfitech, and shall not be subject to any Claim by any Person except as provided under this Plan. The Distribution Date shall be that date determined by the Board of Directors of Reorganized Adfitech that is not later than thirty (30) days after the Effective Date on which the Plan Distribution shall be made by Reorganized Adfitech or its duly authorized disbursing agent.

ARTICLE IX. CONFIRMATION AND EFFECTIVE DATE CONDITIONS

A.	Conditions to Confirmation.

Confirmation of this Plan is conditioned upon satisfaction of the applicable provisions of section 1129 of the Bankruptcy Code and entry of a Confirmation Order by the Bankruptcy Court in form and substance satisfactory to Adfitech and the Creditors’ Committee. Among other things, the Confirmation Order shall authorize and direct that Adfitech take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with or contemplated by this Plan, including, but not limited to, those actions contemplated by the provisions of this Plan set forth in Article VIII hereof.

B.	Conditions to Effective Date.

1. The Effective Date will not occur and this Plan will not be consummated unless and until each of the following conditions has been satisfied or waived by Adfitech and the Creditors’ Committee:

a. The Confirmation Order in form and substance satisfactory to Adfitech and the Creditors’ Committee and entered by the Bankruptcy Court shall not have been modified in any respect, the effectiveness of which shall not have been stayed ten (10) days following the entry thereof.

b. All other actions and documents necessary to implement the transactions contemplated by this Plan on or before the Effective Date shall have been effected or executed.

2. The Effective Date will not occur and this Plan will not be consummated unless all documents necessary to implement the transactions contemplated by this Plan shall be in form and substance acceptable to each of the parties required to execute same and all of such documents shall have been executed by and delivered to the appropriate parties.

ARTICLE X. EFFECTS OF PLAN CONFIRMATION

A.	Discharge of Adfitech and Injunction.

Except as otherwise provided in this Plan or the Confirmation Order: (i) on the Effective Date, Adfitech and Reorganized Adfitech shall be deemed discharged and released to the fullest extent permitted by section 1141 of the Bankruptcy Code from all Claims and Interests, including, but not limited to, demands, liabilities, Claims and Interests that arose before the Effective Date and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim or proof of Interest based on such Claim, debt or Interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code, (b) a Claim or Interest based on such Claim, debt or Interest is allowed pursuant to section 502 of the Bankruptcy Code, (c) the Holder of a Claim or Interest based on such Claim, debt or Interest has accepted this Plan, or (d) any property is or will be distributed or retained pursuant to the Plan on account of such Claim or Interest; and (ii) all Persons shall be precluded from asserting against Reorganized Adfitech, its successors, or its assets or properties any other or further Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. Except as otherwise provided in this Plan or the Confirmation Order, and subject to the Effective Date occurring, the Confirmation Order shall be a judicial determination of the discharge of any and all Claims against and all debts and liabilities of Adfitech, as provided in sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment against Adfitech at any time obtained to the extent that it relates to a Claim discharged.

Except as otherwise provided in this Plan or the Confirmation Order, on and after the Effective Date, all Persons who have held, currently hold or may hold a debt, Claim or Interest discharged pursuant to the terms of this Plan are permanently enjoined from taking any of the following actions on account of any such discharged debt, Claim or Interest: (i) commencing or continuing in any manner any action or other proceeding against Adfitech, Reorganized Adfitech or successors of either of them or any of their property; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against Adfitech, Reorganized Adfitech or their respective successors or their respective properties; (iii) creating, perfecting or enforcing any lien or encumbrance against Adfitech, Reorganized Adfitech or their respective successors or their respective properties; and (iv) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of this Plan or the Confirmation Order. Any Person, including but not limited to Adfitech or Reorganized Adfitech, injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys’ fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

B.	Limitation of Liability.

Adfitech, Reorganized Adfitech and the Creditors’ Committee, and each of their respective employees, officers, directors, members, agents, and representatives, and any professional persons employed by Adfitech, Reorganized Adfitech or the Creditors’ Committee shall not have any responsibility, nor have or incur any liability, to any Person (i) for any matter expressly approved or directed by the Confirmation Order or (ii) under any theory of liability (except for any act or omission to the extent that such act or omission is determined in a final order to have constituted fraud, willful misconduct or gross negligence) for any postpetition act taken or omitted through and including the Effective Date made in good faith in connection with, relating to or arising out of the Adfitech Bankruptcy Case or directly related to formulating, implementing, confirming, or consummating this Plan, the Disclosure Statement, or any contract, instrument, release or other agreement or document created in connection with or contemplated by this Plan; provided, that nothing in this Section X.B. shall limit the liability of any Person for breach of any express obligation it has under the terms of this Plan, or any documents executed in connection therewith or pursuant thereto, or under any other agreement or document entered into by such Person in accordance with or pursuant to the terms of this Plan (except to the extent expressly provided in the Confirmation Order) or for any breach of a duty of care owed to any other Person occurring after the Effective Date, and provided further that the limitation of liability in this section shall not include Larry A. Goldstone, Clarence G. Simmons, III, Amy Pell, Deborah Burns, Charles Macintosh, Carlos Gonzales or any Adfitech employee who performed services on behalf of or for SAF Financial, Inc.

C.	Releases.

Effective as of the Effective Date, Adfitech, in its individual capacity and as a debtor in possession for and on behalf of the Adfitech Estate, shall release unconditionally, and hereby is deemed to release unconditionally (i) each of its then-current and former shareholders, officers, directors, employees, consultants, attorneys, accountants, financial advisors and other representatives (solely in their capacities as such) (collectively, the “Adfitech Releasees”), provided, that the Adfitech Releasees shall not include Larry A. Goldstone, Clarence G. Simmons, III, Amy Pell, Deborah Burns, Charles Macintosh, Carlos Gonzales or any Adfitech employee who performed services on behalf of or for SAF Financial, Inc. and (ii) the Creditors’ Committee and, solely in their capacity as members or representatives of the Creditors’ Committee, each member, consultant, attorney, accountant, financial advisor or other representative of the Creditors’ Committee (collectively, the “Committee Releasees”) from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence from and after the Petition Date through and including the Effective Date in any way relating to the Adfitech Bankruptcy Case, this Plan or the Disclosure Statement.

Effective as of the Effective Date, (i) each Holder of a Claim or Interest shall be deemed to have absolutely, unconditionally and forever released the Adfitech Releasees and the Committee Releasees from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever (except for any act or omission that is determined in a final order to have constituted fraud, willful misconduct or gross negligence) which any such Holder may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence from and after the Petition Date and through and including the Effective Date in any way relating to the Adfitech Bankruptcy Case, the TMST Debtors Cases with respect to Adfitech matters only, this Plan or the Disclosure Statement, excepting, however, from such release any obligation owing to a Holder of an Allowed Claim or Allowed Interest provided for in this Plan or the Confirmation Order, and (ii) each Holder of a Claim or Interest shall be deemed to have unconditionally released the Adfitech Releasees and the Committee Releasees from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever which any such Holder may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or after the Petition Date and up to and including the Effective Date (the “Released Rights”), for which Released Rights the Holder is entitled to a claim or interest that receives or retains value as provided in this Plan. Notwithstanding the foregoing, nothing in this Plan will prevent, prohibit or limit the Debtor, the United States Trustee, or any other party with standing from objecting to professional fees sought in this bankruptcy or from bringing a claim for disgorgement of professional fees paid in this bankruptcy, provided that any such objection or claim is filed in accordance with the procedures relating to final fee applications.

D.	Indemnification.

In satisfaction and compromise of the Indemnitees’ Indemnification Rights, all Indemnification Rights except those based upon any act or omission arising out of or relating to any Indemnitee’s service with, for or on behalf of Adfitech on or after the Petition or the Indemnification Rights arising under the Insurance Policies for director and officer liability shall be released and discharged on and as of the Effective Date. Timely claims of Indemnitees based upon Indemnification Rights shall be satisfied solely out of the proceeds of the Insurance Policies.

E.	Vesting of Property.

Except as otherwise provided in this Plan, on the Effective Date, title to all property of Adfitech’s Estate shall pass to and vest in Reorganized Adfitech, free and clear of all Claims, Interests, liens, security interests, charges and other encumbrances. Confirmation of this Plan (subject to the occurrence of the Effective Date) shall be binding on all Holders of a Claim or Interest, and Adfitech’s debts shall, without in any way limiting Section X.A. of this Plan, be discharged, as and to the full extent provided in section 1141 of the Bankruptcy Code. From and after the Effective Date, Reorganized Adfitech may operate its business and use, acquire and dispose of property and settle and compromise claims or interests arising on or after the Effective Date without supervision by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, other than those restrictions expressly imposed by this Plan or the Confirmation Order.

F.	Preservation of Causes of Action.

In accordance with section 1123(b)(3) of the Bankruptcy Code, except as otherwise provided herein, or in any contract, instrument, release or other agreement entered into in connection with or pursuant to this Plan, Reorganized Adfitech shall retain (and may enforce, prosecute, settle or compromise) any and all claims, rights and causes of action that Adfitech or Adfitech’s Estate may hold against any Person, including, but not limited to, the Retained Actions and any claims, rights or causes of action under sections 544 through 550 of the Bankruptcy Code or any similar provisions of state law, or any other statute or legal theory.

G.	Bankruptcy Rule 9019.

Pursuant to Bankruptcy Rule 9019 and by this Plan, Adfitech hereby requests approval of all compromises and settlements included in this Plan.

H.	Retention of Bankruptcy Court Jurisdiction.

To the maximum extent permitted by the Bankruptcy Code and other applicable law, the Bankruptcy Court shall have jurisdiction of all matters arising out of, and related to, the Adfitech Bankruptcy Case, the TMST Debtor Cases with respect to Adfitech matters and this Plan pursuant to, and for the purpose of, sections 105(a) and 1142 of the Bankruptcy Code, including, without limitation, jurisdiction to:

1. Allow, disallow, determine, liquidate, classify, subordinate, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim, the resolution of any objections to the allowance or priority of Claims or Interests and the resolution of any dispute as to the treatment necessary to reinstate a Claim pursuant to this Plan;

2. Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan, for periods ending before the Effective Date;

3. Resolve any matters related to the assumption or rejection of any executory contract or unexpired lease to which Adfitech is a party or with respect to which Adfitech may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

4. Ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of this Plan;

5. Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving Adfitech that may be pending on the Effective Date;

6. Enter such Orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with or pursuant to this Plan, the Disclosure Statement or the Confirmation Order, except as otherwise provided herein;

7. Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of this Plan or the Confirmation Order, including the release and injunction provisions set forth in and contemplated by this Plan and the Confirmation Order, or any entity’s rights arising under or obligations incurred in connection with this Plan or the Confirmation Order;

8. Enter such Orders as may be necessary or appropriate to correct any defect, cure any omission, or reconcile any inconsistency in this Plan or the Confirmation Order as may be necessary to carry out the purposes and intent of this Plan;

9. Enter such Orders as may be necessary or appropriate to enforce, implement or interpret the terms and conditions of this Plan and resolve any objections filed with respect to any actions proposed to be taken in connection with or pursuant to the provisions of this Plan;

10. Enter such Orders as may be necessary or appropriate to approve agreements, settlements or compromises in connection with matters pending on the Effective Date or arising thereafter in connection with implementation of provisions of this Plan;

11. Determine all adversary proceedings and contested matters to recover or enforce rights with respect to property of Adfitech or its Estate or to obtain other relief relating to causes of actions or claims under the Bankruptcy Code or other applicable law including, but not limited to, any actions brought under sections 541 through 553 of the Bankruptcy Code;

12. Determine matters concerning state, local or federal taxes pursuant to sections 346, 505, 525, 1146 and any other tax-related provisions of the Bankruptcy Code;

13. Enter such Orders as may be necessary or appropriate to enforce and interpret the provisions of the Confirmation Order;

14. Subject to any restrictions on modifications provided herein or in any contract, instrument, release, indenture or other agreement or document created in connection with this Plan, modify this Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with or pursuant to this Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court Order, this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with or pursuant to this Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate this Plan, to the extent authorized by the Bankruptcy Code;

15. Issue injunctions, enter and implement other Orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of this Plan or the Confirmation Order;

16. Enter and implement such Orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

17. Except as otherwise provided in this Plan, or with respect to specific matters, in the Confirmation Order or any other Order entered in connection with the Adfitech Bankruptcy Case or the TMST Debtor Cases with respect to Adfitech, determine any other matters that may arise in connection with or relating to this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with or pursuant to this Plan, the Disclosure Statement or the Confirmation Order; and

18. Enter an Order or final decree closing the Adfitech Bankruptcy Case.

I.	Failure of Bankruptcy Court to Exercise Jurisdiction.

If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction, or is otherwise without jurisdiction over any matter arising out of the Adfitech Bankruptcy Case or the TMST Debtor Cases with respect to Adfitech, including any of the matters set forth in Section X.H. above, Section X.H. shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

J.	Creditors’ Committee.

On the Effective Date, the Creditors’ Committee shall be released and discharged from all further rights and duties arising from or related to the administration of Adfitech’s Bankruptcy Case. The professionals retained by the Creditors’ Committee and the members thereof shall not be entitled to compensation or reimbursement of expenses incurred for services rendered with respect to Adfitech’s Bankruptcy Case after the Effective Date, other than for services rendered in connection with any application for allowance of compensation and reimbursement of expenses pending as of, or timely filed after, the Effective Date.

ARTICLE XI. MISCELLANEOUS PROVISIONS

A.	Final Order.

Any requirement in this Plan that an Order be a Final Order may be waived by Adfitech (or Reorganized Adfitech, if applicable); provided, that nothing contained herein or elsewhere in this Plan shall prejudice the right of any party in interest to seek a stay pending appeal with respect to such Order.

B.	Modification of this Plan.

Adfitech reserves the right to modify this Plan at any time prior to the Confirmation Date as provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as the Bankruptcy Court may otherwise order.

If, after receiving sufficient acceptances but prior to Confirmation of this Plan, Adfitech seeks to modify this Plan, Adfitech may use such previously solicited acceptances only to the extent permitted by applicable law.

Adfitech reserves the right after the Confirmation Date and before the Effective Date to modify the terms of this Plan or waive any conditions to the effectiveness thereof if and to the extent Adfitech determines that such modifications or waivers are necessary or desirable to consummate this Plan. Adfitech will give such Holders of Claims and Interests notice of such modifications or waivers as may be required by applicable law and the Bankruptcy Court, and any such modifications shall be subject to the approval of the Bankruptcy Court to the extent required by, and in accordance with, section 1127 of the Bankruptcy Code.

C.	Revocation of this Plan.

Adfitech reserves the right to revoke or withdraw this Plan prior to the Confirmation Date. If Adfitech revokes or withdraws this Plan, or if Confirmation does not occur, then this Plan shall be null and void, and all of Adfitech’s obligations with respect to the Claims and Interests shall remain unchanged and nothing contained herein or in the Disclosure Statement shall be deemed an admission or statement against interest or to constitute a waiver or release of any claims by or against either Adfitech or any other Person or to prejudice in any manner the rights of either Adfitech or any Person in any further proceedings involving either Adfitech or any Person.

D.	Application of Section 1146(a) of the Bankruptcy Code.

The implementation and enforcement of any provisions of this Plan transferring assets or property, including but not limited to, the issuance of the New Securities and New Notes and the making, delivery or recording of any “instrument of transfer” in connection with or pursuant to this Plan, shall not be taxed under any law imposing a stamp tax, transfer tax or a similar tax pursuant to section 1146(a) of the Bankruptcy Code.

E.	Compliance with Tax Requirements.

In connection with this Plan, Adfitech or Reorganized Adfitech, as applicable, shall comply with all withholding and reporting requirements imposed by federal, state, local and foreign taxing authorities, and any distributions under this Plan shall be subject to such withholding and reporting requirements. Notwithstanding the foregoing, each Holder of an Allowed Claim that is to receive a distribution under this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligation imposed by any governmental unit, including income, withholding and other tax obligations, on account of any distributions. Reorganized Adfitech has the right, but not the obligation, to not make a distribution until such Holder has made arrangements satisfactory to Reorganized Adfitech for the payment of any tax obligations.

F.	Plan Supplement.

The New Note Agreement, Reorganized Adfitech’s Certificate of Incorporation, Reorganized Adfitech’s By-Laws, and any other appropriate documents, shall be contained in the Plan Supplement and Filed in the Bankruptcy Court’s electronic filing system at least ten days prior to the last day upon which Holders of Claims may vote to accept or reject the Plan. Each of the documents contained in the Plan Supplement as to form and substance shall be subject to the consent of the Creditors’ Committee, in its sole discretion.

G.	Successors and Assigns.

The rights, benefits and obligations of any Person named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, trustee, administrator, successor or assign of such Person.

H.	Saturday, Sunday or Legal Holiday.

If any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

I.	Governing Law.

Unless a rule of law or procedure is supplied by (i) federal law (including the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules), (ii) an express choice of law provision in any agreement, contract, instrument, or document provided for, or executed in connection with, this Plan, or (iii) applicable non-bankruptcy law, the rights and obligations arising under this Plan and any agreements, contracts, documents, and instruments executed in connection with or pursuant to this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland without giving effect to the principles of conflict of laws thereof.

J.	No Liability for Solicitation or Participation.

As specified in section 1125(e) of the Bankruptcy Code, Persons that solicit acceptances or rejections of this Plan and/or that participate in the offer, issuance, sale, or purchase of securities offered or sold under or in connection with this Plan, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, shall not be liable, on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or the offer, issuance, sale, or purchase of securities.

K.	No Admissions or Waiver of Objections.

Notwithstanding anything herein to the contrary, if the Effective Date does not occur, nothing contained in this Plan shall be deemed as an admission by Adfitech, or any other party with respect to any matter set forth herein, including, without limitation, liability on any Claim or the propriety of any Claims classification. Adfitech is not bound by any statements herein or in the Disclosure Statement as judicial admissions.

Dated: January 5, 2010	ADFITECH, INC.
a Nevada corporation

	By:	/s/ Samuel E. Meek
		Name:	Samuel E. Meek
		Title:	President

VENABLE LLP

	By:	/s/ Richard L. Wasserman
Richard L. Wasserman
David E. Rice 750 E. Pratt Street, Suite 900 Baltimore, Maryland 21202 (410) 244-7400 Attorneys for ADFITECH, Inc., Debtor and Debtor-in-Possession